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THE SWISS HELVETIA FUND, INC.

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May 31, 2018 A presentation to Institutional Shareholder Services Inc. The Swiss Helvetia Fund, Inc.

Executive summary The Swiss Helvetia Fund (“SWZ”) continues to deliver on its investment objective of long-term capital appreciation SWZ’s performance—on both a relative and absolute basis—has been strong since Schroders commenced managing SWZ in July 2014 SWZ provides attractive returns to stockholders on both a share price and NAV basis SWZ’s Board nominees are highly experienced and accomplished—please see biographies in the Appendix—and are committed to independent oversight, accountability and good corporate governance SWZ has a demonstrated track record of taking action to protect and enhance stockholder value Bulldog’s actions and proposals are not aligned with the long-term interests of SWZ and all of its stockholders The Independent Directors, who constitute 80% of SWZ’s Board, believe that the Board’s two Director nominees are better qualified and will better serve the interests of all of SWZ’s stockholders SWZ’s Independent Directors continue to focus on delivering results to stockholders and will consider any option that is in the long-term best interests of all of SWZ’s stockholders.

Focus Asset management is Schroders’ main business Experience and independence Over 200 years of financial services experience Founding Schroder family controls 47%1 of voting equity Resources Over 900 investment professionals worldwide Approximately 4,500 employees in 31 countries Financial strength $614.6 billion in assets under management and administration (AUMA) $1.3 billion1 surplus capital available Local expertise The Fund’s portfolio managers, Stefan Frischknecht and Daniel Lenz, have been managing Swiss equities at Schroders for 19 and 18 years, respectively Swiss equity team manages close to $2.8 billion in AUM Schroders offices Established investment adviser with local expertise Source: Schroders. Statistics are as of March 31, 2018, unless otherwise stated. 1As of December 31, 2017. Investment centers (locations where Schroders has investment capabilities) † Wealth Management Key Asia and Australasia Australia China Hong Kong† Indonesia Japan Europe, Middle East and Africa Denmark France Germany† Gibraltar† Italy† Luxembourg Netherlands South Africa Spain† Sweden Switzerland† United Arab Emirates UK and Channel Islands Guernsey† Jersey† United Kingdom† The Americas Argentina Bermuda Brazil Chile Mexico United States Republic of Korea Singapore† Taiwan

Since Schroders commenced serving as SWZ’s adviser on July 1, 2014 through April 30, 2018, the Fund's share price has returned 11.69%, compared to the Swiss Performance Index (SPI), which returned 11.60% Year to date (through April 30, 2018), the Fund's share price has returned -4.00%, compared to the SPI, which returned -3.67% The Fund has significantly outperformed Swiss-focused ETFs during the same period The Fund’s investment performance (on both a relative and absolute basis) has been achieved in spite of significant write-downs on the legacy private equity positions, as well as a material increase in non-recurring, non-management expenses Strong investment performance Source: Bloomberg. Cumulative total return (July 1, 2014 through April 30, 2018) SWZ The Swiss Helvetia Fund 11.69% SPI Swiss Exchange Swiss Performance Index 11.60% IEV iShares Europe ETF 6.94% EWL iShares MSCI Switzerland Capped ETF 6.55%

Since Schroders commenced serving as SWZ’s adviser on July 1, 2014 through April 30, 2018, SWZ’s performance has been in-line with its peer group The peer funds do not generally invest in Swiss equity securities, so performance comparisons may be of limited value Total return vs. peer group Source: Bloomberg. Peer Group Funds selected from Morningstar Miscellaneous Regional Closed-End Funds, excluding funds with less than $100 million of net assets. MDP – Managed Distribution Plan * AEF's performance history, through April 27, 2018, is that of Aberdeen Latin America Equity Fund, Inc. (ticker: LAQ). On April 27, 2018, seven closed-end funds managed by Aberdeen Asset Management Inc. were reorganized and combined into Aberdeen Chile Fund, Inc. (ticker: CH). In addition to LAQ, those funds were: Aberdeen Emerging Markets Smaller Company Opportunities Fund, Inc. (ticker: ABE), Aberdeen Greater China Fund, Inc. (ticker: GCH), Aberdeen Indonesia Fund, Inc. (ticker: IF), Aberdeen Israel Fund, Inc. (ticker: ISL), Aberdeen Singapore Fund, Inc. (ticker: SGF) and The Asia Tigers Fund, Inc. (ticker: GRR). Effective April 30, 2018, the combined fund's name was changed from Aberdeen Chile Fund, Inc. to Aberdeen Emerging Markets Equity Income Fund, Inc. and its shares now trade under the ticker "AEF." The combined fund has undertaken to conduct a self-tender offer and declare a special distribution of capital gains that, when combined, will result in a distribution of over 40% of the combined fund's NAV. Cumulative total return (July 1, 2014 through April 30, 2018) GF New Germany Fund 58.20% KF Korea Fund 23.62% AEF Aberdeen Emerging Markets Equity Income Fund* 17.39% SWZ The Swiss Helvetia Fund 11.69% IAF Aberdeen Australia Equity Fund (MDP) 1.27% CEE The Central and Eastern Europe Fund -6.90% MXF Mexico Fund (MDP) -24.44%

Since inception, SWZ has paid $21.60 per share in total distributions to investors. This equates to an annualized rate of 10.1% based on the IPO price (after adjustment for Oct. 1998 2:1 stock split) Since 2005, SWZ has declared and paid to investors over $379 million in dividends and distributions, an amount greater than SWZ’s current net assets SWZ provides a competitive yield on both a share price and NAV basis Since July 1, 2014, SWZ has paid $3.54 per share in total distributions to investors. This equates to an annualized rate of 7.55% based on share price and 6.81% based on NAV, as of April 30, 2018 Over the same period, the average annualized distribution rate of the Fund’s Peer Group was 7.4% and 6.7% on share price and NAV, respectively SWZ recently announced the adoption of a managed distribution plan (MDP) SWZ currently intends to pay out quarterly distributions at an annualized rate of 6.00% starting in June 2018 Attractive distributions Source: Bloomberg

SWZ’s discount: in-line with its peers As of April 30, 2018, SWZ’s discount to NAV has narrowed since Schroders became the Fund’s investment manager on July 1, 2014 SWZ’s discount of 8.5% as of May 24, 2018 is consistent with its peer group Source: Bloomberg

Board nominees The Board’s two nominees, Brian A. Berris and Jean E. Hoysradt, are “independent” Directors (under both 1940 Act and NYSE standards) Mr. Berris and Ms. Hoysradt are highly experienced and accomplished, and have extensive business and investment management backgrounds (please see biographies in the Appendix) Mr. Berris has been a Director of the Fund since 2012, and has served as Chairman of the Board since 2015. He is a member of the Governance/Nominating Committee, and a former member of the Audit Committee Ms. Hoysradt was elected by stockholders in 2017. She is Chair of the Board’s Pricing Committee, and is a member of the Governance/Nominating and Audit Committees. Ms. Hoysradt is an “audit committee financial expert” Neither Board nominee is affiliated with Schroders or Bulldog In connection with SWZ’s proxy contest with Bulldog in 2017, ISS recommended a vote “FOR” each of the Board’s then-nominees, including Ms. Hoysradt The Independent Directors, who constitute 80% of SWZ’s Board, believe that the Board’s two Director nominees are better qualified and will better serve the interests of all of SWZ’s stockholders.

Bulldog nominees Both of Bulldog’s nominees have current relationships with Bulldog and may pursue actions to benefit Bulldog’s constituents, rather than all of SWZ’s stockholders Mr. Goldstein is a co-founder and principal of Bulldog By his own estimate provided several years ago, Mr. Goldstein's actions have been a "factor" in the termination of 10 funds As a principal of Bulldog, Mr. Goldstein has fiduciary duties to Bulldog that may—and likely will—conflict with his fiduciary obligations to SWZ’s stockholders Mr. Hellerman currently serves as a director and the chief compliance officer of the funds for which Mr. Goldstein serves as a director Mr. Hellerman previously served with Mr. Goldstein on the boards of certain funds that have liquidated or are in the process of liquidating Mr. Hellerman (age 80) would not be an eligible Director nominee under the Board’s age limitation set forth in the Fund’s Governance and Nominating Committee Charter (i.e., he would be a one-term Director)

Overall, the historical track record of Bulldog’s nominees is one of destabilization—funds tend to undergo significant tender offers, terminate their investment advisers or are liquidated Bulldog does not evidence why either of its nominees will better serve the interests of SWZ’s stockholders On the contrary, SWZ has performed well, returned on its investment objective and its Board nominees have taken significant actions to protect and enhance stockholder value The election of Bulldog’s nominees would give Bulldog control over SWZ’s Board (4 of 5 Directors would have been nominated by Bulldog over the last two years) This would permit Bulldog to pursue its agenda—which may include measures that could adversely affect SWZ’s investment operations and performance, as well as the potential liquidation of SWZ, to the detriment of SWZ’s long-term stockholders—unchecked by SWZ’s other Directors Even the destabilization of the Fund has a short-term impact on SWZ’s stockholders to the extent the Fund has incurred increased expenses over the last 24 months due to activist pressure Bulldog nominees (con’t) There is little reason to expect that Bulldog’s nominees have the best interests of SWZ’s stockholders in mind.

The Board’s historical and more recent actions demonstrate a continued commitment to all of SWZ’s stockholders—those actions have included: providing periodic liquidity to stockholders without creating a meaningful adverse effect on the Fund’s performance, portfolio management or expense ratio; implementing a managed distribution plan; engaging in stock buybacks; continuing to seek ways in which to reduce Fund expenses; and continuing to evaluate other ways to manage the Fund’s discount. Over the last seven years, the Board has authorized three tender offers for between 5% and 15% of SWZ’s then-outstanding shares, including the 2017 tender offer in which SWZ repurchased 10% of its shares at 98% of NAV As the Fund has appreciated in value over the years, the Board has concluded that it is appropriate for the Fund’s stockholders, especially its long-term stockholders, to benefit from those gains through periodic tender offers or increased distributions; not through significant tender offers Board actions to protect/enhance stockholder value

Over the last 19 years (with the exception of 2014), the Board has authorized an annual stock repurchase program Since 1999, the Fund has repurchased approximately 8.8 million shares of its common stock, which has provided aggregate accretion to the Fund’s net asset value of approximately $22 million or $0.83 per share On May 29, 2018, the Board adopted an MDP The purpose of the MDP is to enable the payment of long-term capital gains more frequently than once per year, thereby making it more likely that stockholders receive consistent, level distributions  The MDP could facilitate stable earnings distributions to stockholders—which would include realized earnings as well as potential returns of capital—without the negative consequences of a significant tender offer The Directors review and discuss Fund expenses, performance and trading discounts regularly, including in connection with quarterly meetings Board actions to protect/enhance stockholder value (con’t)

Board actions: good corporate governance Until 2017, the Board had been entirely comprised of Independent Directors since Schroders took over management in 2014 Andrew Dakos, a principal of Bulldog, was elected by stockholders in 2017; the Board has determined he is an interested director The Board and its committees engage in annual self-assessments and consider industry best practices All Directors are stockholders of SWZ In 2017, the Fund’s then-Directors enforced the Board’s long-standing retirement policy, resulting in the loss of two long-standing Independent Directors In 2017, the Fund’s then-Directors recommended, and stockholders approved, declassification of the Board—a step few closed-end funds have taken The Board also undertook a broad review of the Fund's By-Laws to consider potential revisions as a matter of (i) changes in state law, (ii) best practices, and (iii) expressed stockholder support; as a result, the Fund announced an amendment and restatement of its By-Laws in December 2017 In recent years, the Board has undertaken efforts to reduce its size and costs, resulting in cost savings to SWZ and its stockholders

Bulldog’s agenda In 2013, Bulldog filed its first Schedule 13D seeking, among other things, a large tender offer After SWZ’s 15% tender offer in 2014, Bulldog’s ownership fell below 5% and no further activist measures were taken by Bulldog until September 2016 Bulldog supported the efforts of the Fund’s then-Independent Directors to replace SWZ’s investment adviser in 2014 Bulldog continues to remain focused on a short-term agenda to benefit its own constituents—not SWZ’s stockholders Last year, Mr. Goldstein submitted a non-binding proposal seeking a 100% tender offer, which, if approved and conducted, could have led to the Fund’s liquidation or conversion to a mutual fund or ETF (as first advocated by Bulldog in a Schedule 13D filed on September 23, 2016) The proposal was opposed by the Fund’s then-Directors as well as ISS, and was rejected by the Fund’s stockholders, with approximately only 25% of the votes cast in favor of the proposal The election of Bulldog’s nominees could adversely affect the Fund’s investment operations and performance to the detriment of all stockholders If Bulldog were to control the Fund’s Board, it could pursue its agenda unchecked by the Fund’s other Directors

Bulldog’s agenda (con’t) Bulldog has submitted a non-binding proposal seeking at least a 50% tender offer. The Independent Directors do not believe that this proposal is in the best interests of SWZ and all of its stockholders. Risks include: Significant increase in SWZ’s expense ratio and reduction in future earnings and gains Significant negative tax consequences (39% of SWZ’s NAV is comprised of capital gains as of March 31, 2018) and incurrence of material transactional expenses Constraints on Schroders’ ability to manage SWZ according to its investment objective and investment strategies Bulldog wants SWZ and its stockholders to reimburse Bulldog for its proxy solicitation and litigation costs Stockholders should not have to bear the costs associated with Bulldog’s short term agenda Bulldog is not asking stockholders to vote on whether such reimbursement is appropriate Bulldog is asking the Fund for reimbursement for its litigation costs, in addition to its proxy solicitation costs, even while a court decision on the same matter is pending The Independent Directors strongly oppose the tender offer proposal, as it is inconsistent with the Independent Directors’ ongoing efforts to enhance stockholder value and provide periodic liquidity without having a material adverse effect on SWZ’s performance, portfolio management or expense ratio.

Special Meeting Proposal A stockholder submitted a non-binding proposal seeking a reduction of the ownership threshold required for stockholders to call a special meeting to 10% SWZ always has provided stockholders a right to call special meetings The Delaware General Corporation Law does not provide a corporation’s stockholders with a right to call special meetings; over 66% of public DE corporations do not provide stockholders a right to call special meetings SWZ’s special meeting By-Law is more permissive than those of its peers, and does not have any burdensome restrictions or exclusionary or prohibitive language The Fund’s By-Laws also provide stockholders the right to act by written consent (obviating the need for a special meeting) 10% threshold is too low for the Fund Nearly 50% of the Fund’s outstanding voting securities are held by four record stockholders, with two stockholders holding the power to vote over 10% of the Fund’s shares (one holding in excess of 20% and two other stockholders each holding close to 9%) Special stockholder meetings can be expensive and time-consuming The Board’s recent review of the Fund’s By-Laws concluded that the current ownership threshold was appropriate The Board does not believe that this proposal is in the best interests of SWZ and its stockholders. It believes that the current 25% threshold strikes the appropriate balance between the right to call special meetings and the costs associated therewith.

Conclusion

Conclusion SWZ continues to deliver on its investment objective to provide long-term capital appreciation to investors Since Schroders started managing the Fund in July 2014, SWZ has delivered strong performance, both relative to its peer group and other Swiss-focused registered funds, as well as its performance benchmark SWZ’s trading discount is in line with its peers; the Board actively monitors the discount and takes regular action to seek to manage it The Independent Directors, including the Board’s nominees, are actively engaged in overseeing the Fund for the benefit of all stockholders The Independent Directors believe the Board’s two Director nominees are more qualified and will better serve the interests of all SWZ’s stockholders The Independent Directors strongly disagree with Bulldog’s agenda, which is intended to coerce the Board into taking destabilizing actions and is not intended to serve the long-term interests of SWZ’s stockholders.

Appendix Board Nominee Biographies

Brian A. Berris (Class III Director) Age 73 Director since 2012; Chairman since 2015 (Member of Governance/Nominating Committee; Former Member of Audit Committee) Qualifies as “independent” under the 1940 Act and the NYSE listing standards Qualifies as an “audit committee financial expert” Owns more than $100,000 of Fund shares Mr. Berris has an extensive business and investment management background. He joined Brown Brothers Harriman & Co. (BBH) in 1973 and has been a Partner at BBH since 1991. Mr. Berris served as Head of BBH's U.S. Wealth Management activities for taxable investors from 1991 to 1998. From 1998 to 2010, he served as Head of BBH's Global Investment Management business for institutional and private investors. During this period, Mr. Berris served on several firm-wide committees, including the Finance Committee and the Steering Committee. Mr. Berris received his undergraduate degree from the University of Nebraska in 1966, and an M.B.A. from the Kellogg School of Management at Northwestern University in 1967. Appendix Board nominee biographies

Jean E. Hoysradt (Class III Director) Age 67 Director since 2017 (Member of Audit and Governance/Nominating Committees; Chair of Pricing Committee) Qualifies as “independent” under the 1940 Act and the NYSE listing standards Qualifies as an “audit committee financial expert” Owns between $10,001-$50,000 of Fund shares Ms. Hoysradt served as Chief Investment Officer of Mousse Partners Limited, a leading private investment office based in New York, from April 2001 to December 2015. She served as Senior Vice President and Head of the Investment and Treasury Departments at New York Life Insurance Company from 1991 to 2000, and previously held positions in investment banking and investment management at Manufacturers Hanover Trust Company, The First Boston Corporation and The Equitable Life Assurance Society of the U.S. Ms. Hoysradt is a member of the board of directors of W. P. Carey Inc., a publicly-traded REIT, and served as vice chairman of the board's investment committee from June 2015 to January 2017. Ms. Hoysradt also is a member of Duke University Management Company's board of directors, and is chair of its audit committee. Ms. Hoysradt received her undergraduate degree from Duke University in 1972, and an M.B.A. from Columbia Business School in 1974. Appendix Board nominee biographies

Important information On May 4, 2018, the Fund filed with the Securities and Exchange Commission (SEC) and began mailing to stockholders a notice of annual meeting and a definitive proxy statement, together with a WHITE proxy card that can be used to vote "FOR" each of the Board's two nominees for Director and "AGAINST" a proposal that could result in the Fund's liquidation. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS ARE URGED TO READ THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE FUND AND THE UPCOMING JUNE 19, 2018 ANNUAL MEETING OF STOCKHOLDERS. Stockholders can obtain additional copies of the notice of annual meeting and proxy statement and other documents filed by the Fund with the SEC when they become available, by contacting the Fund, 7 Bryant Park, New York, New York 10018, or by calling 1-800-730-2932. You may also visit the Fund’s Web site at www.swzfund.com. Additional copies of the proxy materials will be delivered promptly upon request. Free copies of these materials can also be found on the SEC’s Website at http://www.sec.gov. The Fund and its Directors, officers and other members of management may be deemed to be participants in any future solicitation of the Fund’s stockholders in connection with its June 19, 2018 annual meeting of stockholders. Stockholders may obtain information regarding the names, affiliations and interests of these individuals in the Fund’s Certified Shareholder Report on Form N-CSR for the year ended December 31, 2017 and its proxy statement for the June 19, 2018 annual meeting of stockholders. The Fund is a closed-end investment product. Common shares of the Fund are only available for purchase/sale on the NYSE at the current market price. An investment in the Fund is not a deposit of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. This presentation is intended to be for information purposes only and it is not intended as promotional material in any respect. The material is not intended as an offer or solicitation for the purchase or sale of any financial instrument. The material is not intended to provide, and should not be relied on for, accounting, legal or tax advice, or investment recommendations. Information herein is believed to be reliable but Schroder Investment Management North America Inc. does not warrant its completeness or accuracy. The returns presented represent past performance and are not necessarily representative of future returns, which may vary. The value of investments can fall as well as rise as a result of market or currency movements. All investments, domestic and foreign, involve risks, including the risk of possible loss of principal. The market value of a fund’s portfolio may decline as a result of a number of factors, including adverse economic and market conditions, prospects of stocks in the portfolio, changing interest rates, and real or perceived adverse competitive industry conditions. Investing overseas involves special risks including among others risks related to political or economic instability, foreign currency (such as exchange, valuation, and fluctuation) risk, market entry or exit restrictions, illiquidity, and taxation.  The Swiss securities markets have substantially less trading volume than the U.S. securities markets. Additionally, the capitalization of the Swiss securities markets is highly concentrated. Securities of some companies located in Switzerland will be less liquid and more volatile than securities of comparable U.S. companies. This combination of lower volume and greater concentration in the Swiss securities markets may create a risk of greater price volatility than in the U.S. securities markets.  The views and forecasts contained herein are those of the Schroders Swiss Equities team and are subject to change. The information and opinions contained in this document have been obtained from sources we consider to be reliable. No responsibility can be accepted for errors of facts obtained from third parties. Reliance should not be placed on the views and information in the document when taking individual investment and/or strategic decisions.

Schroder Investment Management North America Inc. 7 Bryant Park, New York, NY 10018-3706 (212) 641-3800 schroders.com/us